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                                                                   EXHIBIT 15(a)

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS




To the Board of Directors and Shareholders of Sysco Corporation:

We have reviewed the accompanying consolidated balance sheets of Sysco Corporation (a Delaware corporation) and its consolidated subsidiaries as of December 29, 2001 and December 30, 2000, and the related statements of consolidated results of operations and cash flows for the thirteen week and twenty-six week periods ended December 29, 2001 and December 30, 2000. These financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to the financial statements referred to above for them to be in conformity with accounting principles generally accepted in the United States.

We have previously audited, in accordance with auditing standards generally accepted in the United States, the consolidated balance sheet as of June 30, 2001, and the related statement of consolidated results of operations, shareholders' equity and cash flows for the year then ended (not presented separately herein), and in our report dated August 1, 2001, we expressed an unqualified opinion on those statements. In our opinion, the information set forth in the accompanying consolidated balance sheet as of June 30, 2001 is fairly stated in all material respects in relation to the consolidated balance sheet from which it has been derived.


/s/  Arthur Andersen LLP


Houston, Texas
February 11, 2002